Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-145192) on Form S-8 of Technest Holdings, Inc. of our report dated October 13, 2011 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Technest Holdings, Inc. for the year ended June 30, 2011.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
October 13, 2011